Exhibit 10.2

NON-EMPLOYEE SUB-PLAN

TO THE NIGHTSTAR THERAPEUTICS PLC 2017 EQUITY INCENTIVE PLAN

This sub-plan (the “Non-Employee Sub-Plan”) to the Nightstar Therapeutics Plc 2017 Equity Incentive Plan (the “Plan”) governs the grant of Awards to Consultants (defined below) and Directors who are not Employees, and has been adopted in accordance with Section 10.5 of the Plan. The Non-Employee Sub-Plan incorporates all the provisions of the Plan except as modified in accordance with the provisions of this Non-Employee Sub-Plan and was adopted by the Board on 12 September 2017.

Awards granted pursuant to the Non-Employee Sub-Plan are not granted pursuant to an “employees’ share scheme” for the purposes of UK legislation.

For the purposes of the Non-Employee Sub-Plan, the provisions of the Plan shall operate subject to the following modifications:

1.	Eligibility

	1.1	A definition of “Consultant” shall be included as follows:

“Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

	1.2	The definition of “Service Provider” set out in the Plan shall be read and construed as follows:

“Service Provider” means an Employee, Consultant or Director.

2.	Shares available for Awards

	2.1	A definition of “Overall Share Limit” shall be included as follows:

“Overall Share Limit” means 500,000 Shares;

	2.2	Section 4 of the Plan shall be replaced with the following wording:

	“4.	SHARES AVAILABLE FOR AWARDS

	4.1	Number of Shares

Subject to adjustment under Section 8 of the Plan and the terms of this Section 4, Awards may be made under the Non-Employee Sub-Plan covering up to the Overall Share Limit.

	4.2	Share Recycling.

If all or any part of an Award granted under the Non-Employee Sub-Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will become or again be available for Award grants under the Non-Employee Sub-Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Non-Employee Sub-Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.”